EXHIBIT 99.1

INSTRUCTIONS FOR USE OF GALECTIN THERAPEUTICS, INC.

SUBSCRIPTION RIGHTS CERTIFICATE

PLEASE CONTACT BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., OUR

INFORMATION AGENT, WITH ANY QUESTIONS BY EMAIL AT

SHAREHOLDER@BROADRIDGE.COM OR BY TELEPHONE AT 1-888-789-8409.

The following instructions relate to the distribution by Galectin Therapeutics, Inc. (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on [•], 2019 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase units consisting of 0.3 shares of Common Stock and a warrant to purchase 0.075 shares of Common Stock (representing 25% warrant coverage) (the “Unit”) at the Subscription Price (as defined herein) (the “Rights Offering”), as described in the Company’s Prospectus dated March [•], 2019 (as it may be supplemented from time to time, the “Prospectus”). Each Record Holder will receive one Right for each share of Common Stock owned (or, in the case of the holders of certain warrants issued to investors in 2015, into which the participating warrants may be exercised) of record on the Record Date.

Each Right gives the holder thereof the right to purchase from the Company one Unit (the “Basic Subscription Right”) at a subscription (the “Subscription Price”) for each share of common stock in the offering and the related warrant will be the lesser of (i) [•] (the “Initial Price”) and (ii) [•] ([•]% of the volume weighted average of our common stock for the five trading day period through and including the Expiration Date, as hereinafter defined (the “Alternate Price”). In addition, a Rights holder that timely and fully exercises its Basic Subscription Rights will be eligible to subscribe (the “Over-Subscription Right”), at the Subscription Price, for any Units not purchased by other Rights holders through the exercise of their Basic Subscription Right (the “Unsubscribed Units”). If the over-subscription requests exceed the available Unsubscribed Units, we will allocate the Unsubscribed Units as described in the Prospectus. See “The Rights Offering — The Subscription Rights — Over-Subscription Right” in the Prospectus.

The Rights held by each Record Holder are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning it, together with full payment of the aggregate Initial Price, to Continental Stock Transfer & Trust Company, the subscription agent for the Rights Offering (the “Subscription Agent”), in the envelope provided in accordance with the procedures described below. The Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else.

The Rights will expire if not exercised by 5:00 p.m., Eastern Time, [•], 2019 (the “Expiration Date”). The Expiration Date may be extended by the Board of Directors of the Company (the “Board”) as described in the Prospectus. After the Expiration Date, unexercised Rights will be void and of no value and will cease to be exercisable for Units. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.

You will be required to submit payment in full of the aggregate Initial Price for all of the Units you wish to subscribe to purchase upon exercise of your Basic Subscription Right and your Over-Subscription Right to the Subscription Agent by no later than 5:00 p.m., Eastern Time, on the Expiration Date. To the extent the Alternate Price is lower than the Initial Price, we will issue additional Units in the rights offering to you. We will not issue fractional shares of Common Stock in the Rights Offering.

Do not send the Subscription Rights Certificate or Notice of Guaranteed Delivery (as defined below) or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your completed Subscription Rights Certificate or Notice of Guaranteed Delivery, with full payment of the aggregate Initial Price before 5:00 p.m., Eastern Time, on the Expiration Date. Your exercise of Rights is irrevocable and may not be cancelled or modified, even if the Rights Offering is extended by our Board. However, if we amend the Rights Offering to allow for an extension of the Rights Offering for a period of more than 30 days or make a fundamental change to the terms set forth in the Prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

THE COMPLETED AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE (OR NOTICE OF GUARANTEED DELIVERY) WITH FULL PAYMENT OF THE AGGREGATE INITIAL PRICE FOR ALL OF THE UNITS FOR WHICH YOU INTEND TO SUBSCRIBE BY EXERCISING THE BASIC SUBSCRIPTION RIGHT AND THE OVER-SUBSCRIPTION RIGHT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN TIME, ON [            ], 2019, THE EXPIRATION DATE, UNLESS EXTENDED BY THE BOARD. ONCE A RECORD HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (EXCEPT AS REQUIRED BY LAW). RIGHTS THAT ARE NOT EXERCISED BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE AND BE VOID AND OF NO VALUE.

1. Method of Exercising Rights.

Subject to applicable law, the exercise of Rights is irrevocable and may not be cancelled or modified. You may exercise your Rights as follows:

Subscription by Record Holders. You may exercise your Basic Subscription Right and Over-Subscription Right, if any, by properly completing and executing the Subscription Rights Certificate, including any required signature guarantees, and forwarding it (or the Notice of Guaranteed Delivery), together with a completed and signed IRS Form W-9 and your full payment of the aggregate Subscription Price, to the Subscription Agent at the address set forth below under “Subscription Agent”. All such documents and payments must be received before the expiration of the Rights Offering.

Subscription by DTC Participants. We expect that the exercise of your Rights may be made through the facilities of the Depository Trust Company (“DTC”). If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC, or having your broker, dealer, bank or other nominee instruct DTC, to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of Units for which you are subscribing under your Basic Subscription Right and your Over-Subscription Right, if any, and your full payment of the aggregate Subscription Price.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, dealer, bank or other nominee, you will not receive a Subscription Rights Certificate. Instead, we will issue one Right to the nominee Record Holder for each share of Common Stock that you own on the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for Units in the Rights Offering and follow the instructions provided by your nominee. Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, dealer, bank, or other nominee, as the case may be, all of the required subscription documents (or Notice of Guaranteed Delivery) and your full payment of the aggregate Subscription Price before the expiration of the Rights Offering.

Your payment of the Subscription Price must be made in U.S. dollars for the full number of Units that you wish to acquire in the Rights Offering by:

•	cashier’s or certified check or bank draft drawn on a U.S. bank payable to “Continental Stock Transfer & Trust Company, as Subscription Agent for Galectin Therapeutics”;

•	U.S. postal, telegraphic or express money order; or

•

wire transfer of immediately available funds directly to the account maintained by “Continental Stock Transfer & Trust Company as agent for Galectin Therapeutics”; at Bank Name: JP Morgan Chase; ABA #: 021000021; Account #: [•], with reference to the rights holder’s name and the account number listed on the Subscription Rights Certificate or Notice of Guaranteed Delivery.

The Subscription Agent will be deemed to receive payment upon:

•	receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”;

•	receipt by the Subscription Agent of any postal, telegraphic or express money order payable to “Continental Stock Transfer & Trust Company”; or

•	receipt of collected funds in the Subscription Agent’s account.

Payment received after 5:00 p.m., Eastern Time, on the Expiration Date will not be honored, and the Subscription Agent will return your payment to you, without interest, as soon as practicable. If you elect to exercise your Rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that Continental Stock Transfer & Trust Company receives your funds before 5:00 p.m., Eastern Time, on the Expiration Date.

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES, NOTICES OF GUARANTEED DELIVERY OR PAYMENTS DIRECTLY TO THE COMPANY. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Rights Certificate (or Notice of Guaranteed Delivery) and payment of the full aggregate Subscription Price.

The method of delivery of Subscription Rights Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the risk of the Rights holders. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Date.

The address to which subscription documents, Subscription Rights Certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

If you deliver subscription documents, Subscription Rights Certificates or notices of guaranteed delivery in a manner different than that described in the Prospectus, we may not honor the exercise of your Rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the Units or for additional copies of the Prospectus to the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at shareholder@broadridge.com or by telephone at 1-888-789-8409.

If you wish to exercise Rights but you do not have sufficient time to deliver your Subscription Rights Certificate to the Subscription Agent before 5:00 p.m., Eastern Time, on the Expiration Date, you may exercise your Rights by delivering a written Notice of Guaranteed Delivery, the form of which is enclosed, to the Subscription Agent before 5:00 p.m., Eastern Time, on the Expiration Date, together with payment in full of the aggregate Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Rights Certificate and the number of Rights being exercised pursuant to the Basic Subscription Right and the number of additional Units being subscribed for pursuant to the Over-Subscription Right. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as your Subscription Rights Certificates at the address set forth above, or as otherwise provided in the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your Subscription Rights Certificate within two (2) business days of the receipt of the Notice of Guaranteed Delivery.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request the bank or broker to exercise the Subscription Rights Certificate or Notice of Guaranteed Delivery on your behalf.

Brokers, dealers, banks and other nominees who exercise the Basic Subscription Right and the Over-Subscription Right on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the:

(1)	aggregate number of Rights held by the beneficial owners of Rights on 5:00 p.m., Eastern Time, on the Record Date;

(2)	the aggregate number of Rights that have been exercised; and

(3)

the number of Units that are being subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee is acting. If more Unsubscribed Units are subscribed for pursuant to the Over-Subscription Right than are available for sale, the Unsubscribed Units will be allocated pro rata among those exercising the Over-Subscription Right in proportion to their respective Basic Subscription Rights.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Units subscribed for, or if no number of Units to be purchased is specified, then you will be deemed to have exercised your Rights under the Basic Subscription Right to purchase Units to the full extent of the payment tendered.

If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional Units in the rights offering (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). Otherwise, any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

2. Execution.

a. Execution by Record Holder. The signature on the Subscription Rights Certificate or Notice of Guaranteed Delivery must correspond with the name of the Record Holder exactly as it appears on the face of the Subscription Rights Certificate or Notice of Guaranteed Delivery without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate or Notice of Guaranteed Delivery in a representative or other fiduciary capacity on behalf of a Record Holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act. Joint owners must all sign.

b. Signature Guarantees. If you are neither a Record Holder (or signing in a representative or other fiduciary capacity on behalf of a Record Holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

3. Issuance of Units.

Promptly following the expiration of the Rights Offering and the valid exercise of Rights pursuant to the Basic Subscription Right and Over-Subscription Right, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate or Notice of Guaranteed Delivery, as applicable, or, if you hold your shares in an account with a broker-dealer, bank or other nominee or in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your Subscription Rights Certificate or Notice of Guaranteed Delivery, as applicable:

a. Basic Subscription Right: The Subscription Agent will deliver to each exercising Rights holder a direct registration account statement for the number of Units purchased pursuant to the Basic Subscription Right.

b. Over-Subscription Right: The Subscription Agent will deliver to each Rights holder who validly exercises the Over-Subscription Right a direct registration account statement for Units, if any, allocated to such Rights holder pursuant to the Over-Subscription Right.

c. Excess Cash Payments: As soon as practicable following the Expiration Date and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, any excess subscription payments received in payment of the Initial Price will be mailed by the Subscription Agent to each Subscription Rights holder, without interest.

4. Commissions, Fees, and Expenses.

We will pay all fees due to the Subscription Agent and Information Agent, as well as any other expenses we incur in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise, sale or purchase of Rights.

5. Delivery of Rights through the Depository Trust Company (“DTC”).

If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC, or having your broker instruct DTC, to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of Units you are subscribing for under your Basic Subscription Right and your Over-Subscription Right, if any, and your full subscription payment.

6. Determinations Regarding the Exercise of Your Rights.

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended by our Board, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the rights offering, only when a properly completed and duly executed Subscription Rights Certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

7. Foreign Rights Holders.

We will not mail the Prospectus or Subscription Rights Certificates to Rights Holders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold Subscription Rights Certificates for the account of such Rights Holders. To exercise Rights, our foreign Rights Holders must notify the Subscription Agent before 11:00 a.m., Eastern Time, at least three (3) business days before the expiration of the Rights Offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such Rights does not violate the laws of the jurisdiction of such Rights Holder. The deadlines for delivery of subscription materials and payment described above also apply. These procedures do not apply to beneficial owners of Common Stock that are located outside the United States who will receive Rights through a broker, dealer, bank or other nominee that is located in the United States.